Exhibit 3

Bogotá D.C., February 24, 2005

Republic of Colombia

Ministry of Finance and Public Credit

Carrera. 7A, No. 6-45, Piso 8

Bogotá D.C., Colombia

Ladies and Gentlemen:

In my capacity as Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia (the “Republic”), and in connection with the Republic’s offering, pursuant to its registration statement under Schedule B of the United States Securities Act of 1933, as amended (the “Securities Act”), filed by the Republic with the United States Securities and Exchange Commission (the “Commission”) on October 1, 2003 (Registration Statement No. 333-109215), as amended (the “Registration Statement”), of Ps. 757,430,000,000 aggregate principal amount of the Republic’s 12.000% Global TES Bonds due 2015 (the “Securities”), I have reviewed the following documents:

(i) the Registration Statement and the related Prospectus dated October 1, 2003 included in the Registration Statement, as supplemented by the Prospectus Supplement dated February 16, 2005 relating to the Securities, as first filed with the Commission pursuant to Rule 424(b)(5) under the Securities Act;

(ii) an executed copy of the Fiscal Agency Agreement dated as of September 28, 1994, as amended by Amendment No. 1 thereto dated as of January 21, 2004, between the Republic and JPMorgan Chase Bank, N.A.;

(iii) the global Security dated February 24, 2005 in the principal amount of Ps. 757,430,000,000, executed by the Republic;

(iv) an executed copy of the Authorization Certificate dated February 24, 2005 pursuant to which the terms of the Securities were established;

(v) all relevant provisions of the Constitution of the Republic and the following acts, laws and decrees of the Republic, under which the issuance of the Securities has been authorized:

(a) Law 80 of October 28, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(b) Law 533 of November 11, 1999 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(c) Law 185 of January 27, 1995 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(d) Law 781 of December 20, 2002 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-109215 and incorporated herein by reference);

(e) Decree 2681 of December 29, 1993 (a translation of which has been filed as part of Exhibit F to the Republic’s Registration Statement No. 333-13172 and incorporated herein by reference);

(f) External Resolution No. 7 dated November 14, 2003 of the Board of Directors of the Central Bank of Colombia (a translation of which has been filed as part of Exhibit 4 to Amendment No. 3 to the Republic’s 2002 Annual Report on Form 18-K and incorporated herein by reference); and

(g) CONPES 3262 MINHACIENDA DNP: SC dated January 9, 2004 (a translation of which has been filed as part of Exhibit 4 to Amendment No. 3 to the Republic’s 2002 Annual Report on Form 18-K and incorporated herein by reference); and

(vi) the following additional acts of the Republic under which the issuance of the Securities has been authorized:

(a) the Act of the Comisión Interparlamentaria de Crédito Público adopted at its meeting held on January 19, 2005 (a translation of which is attached as Exhibit A hereto);

(b) External Resolution No. 8 dated November 19, 2004 of the Board of Directors of the Central Bank of Colombia (a translation of which is attached as Exhibit B hereto);

(c) Resolution No. 283 of February 11, 2005 of the Ministry of Finance and Public Credit (a translation of which is attached as Exhibit C hereto); and

(d) CONPES 3317 MINHACIENDA DNP: SC dated November 29, 2004 (a translation of which is attached as Exhibit D hereto).

It is my opinion that under and with respect to the present laws of the Republic, the Securities have been duly authorized, executed and delivered by the Republic and, assuming due authentication thereof pursuant to the Fiscal Agency Agreement, constitute valid and legally binding obligations of the Republic.

I hereby consent to the filing of this opinion as an exhibit to the Republic’s Amendment No. 4 to its Annual Report on Form 18-K for its Fiscal Year ended December 31, 2003 and to the use of the name of the Head of the Legal Affairs Group of the General Directorate of Public Credit of the Ministry of Finance and Public Credit of the Republic under the caption “Validity of the Securities” in the Prospectus and under the heading “Validity of the

2

Bonds” in the Prospectus Supplement referred to above. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Omar Alfonso Ochoa Maldonado
Omar Alfonso Ochoa Maldonado
Head of the Legal Affairs Group of the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit of the Republic of Colombia

3

EXHIBIT A

THE UNDERSIGNED TECHNICAL SECRETARY OF THE HONORABLE

INTERPARLIAMENTARY COMMISSION OF PUBLIC CREDIT

CERTIFIES THAT:

In session held on January 19, 2005, the Inter-Parliamentary Commission of Public Credit has given unanimously its favorable opinion so that the Nation - Ministry of Finance and Public Credit shall issue External Public Indebtedness Certificates in the international capital markets up to an amount of US $ 500 million, or its equivalent in other currencies, intended to finance top priority budgetary appropriations for FY2005 & FY2006.

(Signed)
OMAR ALFONSO OCHOA MALDONADO
Technical Secretary
to the Inter-Parliamentary Commission of Public Credit

Given in Bogotá, D. C., as of January 19, 2005.

EXHIBIT B

EXTERNAL RESOLUTION No. 8 OF 2004

(November 19)

Whereby the financial conditions to which the Republic must be subject to place bonds or securities of external public debt in the international capital markets are set forth.

THE BOARD OF DIRECTORS OF THE BANCO DE LA REPÚBLICA

In use of its legal and constitutional powers, in special those conferred by letters c) and h) of

Article 16 of Law 31 of 1992,

RESOLVES:

Article 1. Without prejudice of the fulfillment of the other requisites set forth by the laws in force, specially regarding budgetary and public credit matters, and in order to ensure that placement shall take place according to the market conditions, the Foreign Currency Denominated Public Bonds up to an amount of US $ 1.550 billion, or its equivalent in other currencies, to be issued and placed by the Nation in the international capital markets and which proceeds shall be intended to finance budgetary allocations for FY2005 & FY2006 shall be subject to the financial conditions listed herein below:

PERIOD:	Over 2 (two) years according to the market to be accessed.

INTEREST:	Fixed or variable rates according to market conditions prevailing on the date of placement of securities, subject to the limit provided for by the Board of Directors of Banco de la República to the Ministry of Finance and Public Credit.

OTHER EXPENSES AND FEES:	Those ones corresponding to this sort of operations.

Paragraph - Without the due fulfillment of the financial conditions provided for herein, the aforementioned certificates may not be offered or placed.

Article 2. In addition to the provisions of Article 1 hereof, the amount of the Foreign Currency Denominated Public Bonds of the Nation being dealt with in External Resolution No. 7 of 2003 not being issued or placed in 2004, may be used to carry out issuances and placements during 2005, under the financial conditions set forth in this Resolution in order to finance budgetary appropriations for the current Fiscal Year.

Article 3. Whenever an issuance is scheduled to be made, the General Director of Public Credit and the National Treasury shall report it to the Board of Directors of Banco de la

República. Likewise, the aforementioned officer will submit a report to the Banco de la República about the result of the placement of securities referred to herein within the 10 (ten) days after the date of issuance.

Article 4. This resolution is valid as from the date of its publication.

Given in Bogotá, D.C. as of November 19, 2004.

(Signed)	(Signed)
ALBERTO CARRASQUILLA BARRERA	CLAUDIA ACOSTA ECHEVERRÍA
President	Secretary (Acting)

EXHIBIT C

Resolution Number No. 283 of

February 11, 2005

“Whereby the Nation is authorized to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets for the amount of FIVE HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (US $ 500,000,000), or its equivalent in other currencies and other provisions are taken”

THE GENERAL DIRECTOR OF PUBLIC CREDIT

In use of his legal powers and specially those conferred by Article 19 of Decree 2681 of 1993, and

WHEREAS:

Article 3 of Decree 2681 of 1993 authorizes the state entities to carry out public credit operations among which are comprised, among others, the issuance, subscription and placement of national bond certificates;

Article 10 of Law 533 of 1999 sets forth that are considered as national bond certificates, the bonds and other securities with credit tenor and a period for their redemption, being issued by state entities;

Article 19 of Decree 2681 of 1993 sets forth that the issue and placement of national bond certificates on behalf of the Nation requires an authorization granted by the Ministry of Finance and Public Credit, which is to be granted upon the approval to be given by the National Council of Economic and Social Policies -CONPES- and the opinion of the Inter-parliamentary Commission of Public if it deals with External Public Indebtedness Certificates with a period over a year;

Article 24 of Law 185 of 1995 provides sets forth that for all purposes provided for in Subsection 5 of Paragraph 2 of Article 41 of Law 80 of 1993, the Commission of Public Credit shall issue a preliminary opinion to allow the beginning of the relevant procedures for public credit transactions and a final opinion making possible the execution of said transactions in each particular case. From the above, the transactions related to the issuance, subscription and placement of bonds and securities, for which the Commission of Public Credit will issue an opinion only once;

Pursuant to CONPES 3262 Document of January 9, 2004, the National Council of Economic and Social Policies -NCESP- issued a favorable opinion so that the Nation may contract public external credit transactions up to an amount of US $ 1.450 billion, or its equivalent in other currencies (US $ 1.2 billion in the international capital markets and US $ 250 million through external loans raised through the commercial banking) to finance top priority budgetary appropriations for FY2004 & FY2005. Based on said opinion there is an authorized and unused amount of US $ 223,660,117 to be issued in the international capital markets;

Pursuant to of CONPES 3317 Document of November 29, 2004, the National Council of Economic and Social Policies -NCESP- issued a favorable opinion so that the Nation may contract public external credit transactions up to an amount of US $ 2.7 billion, or its equivalent in other currencies (US $ 1.55 billion in the international capital markets and US $ 1.150 billion through external loans raised through the commercial and multilateral banking) to finance top priority budgetary appropriations for FY2005 & FY2006;

Based on said opinion the Nation has not carried out issuances in the international capital markets, and taking into account the two foregoing recitals, as of today there is an authorized and unused accrued amount of US $1,773,660.177;

The Honorable Inter-Parliamentary Commission of Public Credit, in session held on February 19, 2005, rendered its favorable opinion to the Nation - Ministry of Finance and Public Credit — may issue securities in the international capital markets up to an amount of US $ 500 million, or its equivalent in other currencies, intended to finance top budgetary appropriations for FY2005 & FY2006. Based on said opinion the Nation has not carried out issuances in the international capital markets;

In line with provisions of Article 16, letters c) and h) of Law 31 of 1992, through External Resolution N° 2 of 2002, supplemented by External Resolution N° 7 of November 14, 2003 and External Resolution No. 8 of November 19, 2004, the Board of Directors of Banco de la República indicated the financial conditions to which the Nation must be bound to place External Public Indebtedness Certificates In the international capital markets, proceeds of which will be earmarked to finance budgetary appropriations for FY2004, FY2005 & FY2006;

The Nation is planning to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets up to an amount of FIVE HUNDRED MILLION DOLLARS OF THE UNITED STATES OF AMERICA (500,000,000), or its equivalent in other currencies, to finance budgetary appropriations corresponding to FY2005 & FY2006;

RESOLVES:

ARTICLE ONE.- To authorize the Nation to issue, subscribe and place External Public Indebtedness Certificates in the international capital markets for the amount of FIVE HUNDRED MILLION US DOLLARS (US $ 500,000,000), or its equivalent in other currencies, to finance budgetary appropriations corresponding to FY2005 & FY2006;

ARTICLE TWO.- The External Public Indebtedness Certificates dealt with in previous Article will have the following characteristics, terms and conditions:

Maturity	Over two (2) years, depending on the market to be accessed.

Interest rate:	Fixed- or variable rates according to market conditions prevailing on the date of placement, subject to the limits determined by the Board of Directors of Banco de la República.

Denomination:	In Columbia Pesos (COP $) and payable in U.S. Dollars

Other charges and fees:	The ones corresponding to this sort of operations

THREE.- The other terms, conditions and characteristics of the issue authorized hereby will be determined by the General Directorate of Public Credit and the National Treasury of the Ministry of Finance and Public Credit.

ARTICLE FOUR.- To authorize the Nation — Ministry of Finance and Public Credit to enter into transactions connected to public external transactions subject-matter of this Resolution.

ARTICLE FIVE.- In line with provisions of Article 7 of Law 488 of 1998, the payment of principal, interest, fees and other charges related to the issue authorized hereby, will be tax-exempt from any national taxes, rates, imposts and levies only when such transaction is carried out with people who are non-resident or without legal residence in Colombia.

ARTICLE SIX.- The Nation - Ministry of Finance and Public Credit must comply to the other relevant regulations, in special those related to External Resolution No. 8 of 2000 of the Board of Directors of the Banco de la República and other concurrent provisions.

ARTICLE SEVEN.- This resolution is valid from the date of its publication in the Official Gazette, requisite which is deemed fulfilled with the order given by the Director General of Public Credit, pursuant to provisions of Article 18 of Law 185 of 1995

LET IT BE ENACTED AND ACCOMPLISHED

Given in Bogotá, D. C., as of February, 11, 2005

(Signed)
ALBERTO CARRASQUILLA BARRERA MINISTER OF FINANCE AND PUBLIC CREDIT

EXHIBIT D

CONPES 3317 Document

National Council of Economic and Social Policies

Republic of Colombia

National Planning Department

AUTHORIZATION GRANTED TO THE NATION TO OBTAIN AN

EXTERNAL INDEBTEDNESS QUOTA UP TO AN AMOUNT OF US $

2.7 BILLION OR ITS EQUIVALENT IN OTHER CURRENCIES

INTENDED TO FINANCE BUDGETARY APPROPRIATIONS FOR

FY2005 AND FY2006

Ministry of Finance and Public Credit

DNP: SC

Approved version

THE WAY TO BUILD THE PEACE

Bogotá, D. C., November 29, 2004

I.	INTRODUCTION

Pursuant to provisions of Decree 2681 of 1993, this document submits to the approval of the CONPES the contracting of public external credit transactions through multilateral banking, commercial banking and international capital markets up to an amount of US $ 2.7 billion, or its equivalent in other currencies, to finance budgetary appropriations for FY2005 & 2006.

II.	BACKGROUND

CONPES 3209 Document of December 19, 2002, authorized the Nation to contract Public External Credit transactions up to an amount of US $ 1.054 billion, or its equivalent in other currencies, to finance budgetary appropriations for FY2003 & FY2004. Having used US $ 530 million out of the global amount of said authorization during FY2003, there was an authorized and unused quota of US $ 524 million in early FY2004. Based on said quota, there was an issuance of external indebtedness certificates in the international capital markets that took place on January 21, 2004.

In order to continue the financing of FY2004 & FY2005, the CONPES 3262 Document of January 2004 authorized the Nation to contract public external credit operations up to an amount of US $ 1.450 billion (US $ 1.2 billion in bonds and US $ 250 million in external loans) or its equivalent in other currencies to finance budgetary appropriations for FY2004 & FY2005.

Based on said quota as well as the authorized and unused quota granted by CONPES 3209 Document of September 20, 2004, the Nation issued external debt certificates in the international capital markets for US $ 500 million with maturity date as of December 22, 2014; likewise, the Nation placed a global note denominated in Colombian Pesos for US $ 375 million on November 9. The execution of these two operations run out the entirety of the quota granted by CONPES 3209, while US $ 851 million were used based on quota authorized by CONPES 3262. These two transactions were the first step to prefinance a portion of the financial requirements for FY2005.

In line with the foregoing, the authorized and unused quota granted by CONPES 3262 to issue bonds presently amounts up to US $ 349 million.

As to the authorization to contract syndicated loans for US $ 250 million granted by CONPES 3262, the Nation contracted a syndicated loan for the total authorized amount with JP Morgan and BNP Paribas on June 1, 2004.

On the other hand, CONPES 3206 Document of December 4, 2002, CONPES 3212 of January 9, 2003 and CONPES 3302 of August 4, 2004 authorized the Nation to contract external loans with the multilateral banking for a total amount of US $ 3.2 billion, or its equivalent in other currencies, intended to finance priority budgetary appropriations for FY2003-2005. Likewise, CONPES 3267 Document of January 26, 2004, authorized the Nation to contract external loans with the multilateral banking up to an amount of US $ 1.15 billion or its equivalent in other currencies intended to finance top priority budgetary appropriations for FY2004 & 2006.

Considering the multilateral banking is preparing financial programs consisting of various withdrawals1, the CONPES Documents referred to in previous paragraph are affected for periods even over two (2) fiscal years. Current and future impacts of authorized CONPES documents are shown below and are being caused by the programming and financing framework of multilateral banking (cf. Tables 1 & 2).

Table 1

Loans foreseen within authorizations conferred by CONPES 3206 Document of

December 4, 2002, CONPES 3212 of January 9, 2003, and CONPES 3302 of August 4, 2004

(figures in US Dollars million)

	Disbursements
Loan	2003	2004	2005	Total Amount
First Programmatic Fiscal and Institution Adjustment Loan - IBRD	300	—	—	300
Second Programmatic Fiscal and Institutional Adjustment Loan - IBRD	150	—	—	150
Third Programmatic Fiscal and Institutional Adjustment Loan - IBRD	—	200	—	200
Fourth Programmatic Fiscal and Institutional Adjustment Loan - IBRD	—	—	250	250
First Programmatic Financial Sector Adjustment Loan - IBRD	150	—	—	150
Second Programmatic Financial Sector Adjustment Loan - IBRD	—	100	—	100
First Programmatic Labor Reform and Social Structural Adjustment Project - IBRD	200	—	—	200
Second Programmatic Labor Reform and Social Structural Adjustment Project - IBRD	—	200	—	200
Health and Social Reform - IDB	250	0	150	400
Credit for Social Emergency - IDB	1.25 billion	—	—	1.25 billion

TOTAL				USD 3.2 billion

[1]	International Bank for Reconstruction and Development – the World Bank: This bank offers programmatic sector adjustment loans (SAL-Sector Adjustment Loan). Their negotiation and signing are made one tranche after another one.

Inter-American Development Bank: Loans based on policy reforms (PBL – Policy Based Loans) being offered by the IDB are negotiated from the beginning of the transaction. It implies to enter into a transaction with more than one tranche, in which there must be one 18-month term between the first tranche and the last one.

Andean Development Corporation: It offers programmatic sector and mixed loans for sector development. It may be signed one tranche after another one.

Table 2

Loans foreseen within authorization granted by CONPES 3267 Document of

January 26, 2004 (figures in US Dollars)

Loan	2003	2004	2005	2006	TOTAL AMOUNT
Public Utilities Reform Project - IDB	—	200	200	200	600
Sustainable Development SAL - IBRD	—	100	100	100	300
Economic Support Program - CAF (ADC)	—	125	125	—	250

TOTAL					USD 1.15 billion

III.	PROBLEMATICS

The issuance of external debt certificates requires the approval to be conferred by the CONPES, the Inter-Parliamentary Commission of Public Credit and the Banco de la República (Colombia’s Central Bank). The Ministry of Finance and Public Credit presently counts with authorizations for issuance purposes conferred by the CONPES (US $ 349 million2), the Inter-Parliamentary Commission of Public Credit (US $ 125 million3) and the Banco de la República (US $ 1.845 billion).

Considering the foregoing, if the Nation would decide to launch an operation in the international capital markets, it could do it up to a minimum approved available amount from the entities mentioned in the above paragraph. That amount would be for US $ 125 million.

As to the contracting of loans with the multilateral banking, the Nation needs an authorization from the CONPES and the Inter-Parliamentary Commission of Public Credit. That’s why the Ministry of Finance and Public Credit is currently asking the relevant authorizations from the two aforementioned entities.

Financial plan for FY2005 announces a financing target from in the international capital markets for US $ 1.5 billion and external loans for US $ 2.009 billion. Cash flow from the monthly schedule of the General Directorate of Public Credit and the National Treasury shows a high concentration of expenditures in US Dollars during the first half of 2005, especially in January and April. Considering the foregoing, it is expected that the placement of notes in the external markets matches the payment profile in US Dollars of coming year, together with the loan disbursements strategy from multilateral entities which are customarily concentrated in the two last quarters of the year.

[2]	Conpes 3262 Document of January 9, 2004.

[3]	It’s worthy to make clear that these US $ 125 million correspond to Conpes 3262’s authorization.

IV.	JUSTIFICATION

According to the Financial Plan set forth by the CONFIS in August 2004, the financial requirements for 2005 amount up to COP $ 34.9 trillion. Total revenue of the National Central Government amount up to COP $ 44.2 trillion and total expenditures amount up to COP $ 61.4 trillion; the above figures leave a deficit to be financed with US $ COP $ 17.2 trillion. Besides, it is necessary to cover domestic debt repayments for COP $ 11.8 billion, external debt for COP $ 5.6 trillion and a floating debt for COP $ 0.2 billion.

The National Government intends to implement a financing strategy giving priority to raise funds at the domestic market and reduce, whenever possible, its external debt. In line with the Mid-Term Fiscal Framework submitted to the Colombian Congress, the financial strategy is aimed to modify the public debt composition from a 50 % in external debt and 50 % in domestic debt to 40 % in external debt and 60 % in domestic debt in 2010. Debt schedule in 2005 is aimed to reach this goal of debt shift, reducing this way to possible external shocks and variations of exchange rate.

In this connection, it is planned for coming year to finance through TES issuances in the domestic debt to meet financial requirements, defining a goal of COP $ 19.9 trillion. As to the external front, the total target amounts up to COP $ 9.7 trillion (US $ 3.509 billion), from which COP $ 4.1 trillion (US $ 1.5 billion) correspond to external bonds and COP $ 5.5 trillion (US $ 2.009 billion) correspond to loans with multilateral banking and others (see Table No. 1). External indebtedness represents 28 % of the total of financing sources. Likewise, as long as possible, with this request the Nation pretends to take advantage of favorable market conditions to start the previous financing of Y2006.

Concept	USD billion	COP trillion
Deficit	6.262	17.241
Repayment	6.334	17.439
Floating debt	0.070	192

Total of Usage	12.665	34.872

Disbursements	10.730	29.543
Domestic	7.221	19.831
External	3.509	9.662
Bonds	1.500	4.130
Multilateral and other	2.009	5.532
Central Bank’s profits	0.051	141
Other sources	1.884	5.188

TOTAL OF SOURCES	12.665	34.872

Exchange rate: COP $ 2,753 X 1 US $

Based on the foregoing, the Ministry of Finance and Public Credit is currently managing the widening of the quota to fill the financing for FY2005 with proceeds from the international capital markets, to cover possible negative contingencies arising from other financial sources and a possible prefinancing of FY2006, taking into account the favorable windows prevailing in the market.

Concerning the foregoing, it is worthy to mention that during 2003-2004 term, the international capital market has shown a favorable trend and Colombia has taken advantage of such opportunities to carry out positive issuances. Issuance of bonds due in 2014 achieved a 435 bps spread on the US Treasury, a historically low level, even compared with country risk pertaining to Brazil and Venezuela (Table 1).

(See Chart 1)

Emerging markets bond index

Likewise, the issuance of Global TES obtained benefits from the favorable conditions of the domestic and external market and was able to place a note at 50 bps lower than the reference TES due in 2010.

(See chart below)

Likewise, the Ministry of Finance and Public Credit and the National Planning Department have worked jointly to maximize the raising of funds from multilateral banking that, despite their restrictions, offer more favorable financial conditions that the external capital market. Below you will find the current financial costs of each of the proposed multilateral sources regarding the yield curve of November 24, 2004 (see Chart 3).

In this sense and in order to meet focused to raise funds through multilateral banking, it’s foreseen to enter into the following contracts:

Competitiveness Improvement Program entered into with the IDB for US $ 400 million, from which US $ 200 will be withdrawn both in FY2005 and FY2006.

Programmatic Loan for Pensions entered into with the ADC (Corporación Andina de Fomento) for US $ 250 million, from which US $ 150 million will be disbursed in FY2005 and the remaining portion in FY2006.

Programmatic Loan for the Free Trade Agreement entered into with the ADC (Corporación Andina de Fomento) for US $ 250 million, from which US $ 100 million will be disbursed in FY2005 and the remaining portion in FY2006.

Syndicated Loan with the commercial banking for US $ 250 million to be contracted and withdrawn in FY2005.

V.	DESCRIPTION OF FINANCING TO BE ENTERED INTO

Based on this authorization, the Nation is planning to contract US $ 1.5 billion in the international capital markets, US $ 900 from the multilateral banking and US $ 250 with commercial banking, through a syndicated loan. The specifications of the financing to be contracted will be determined by the proposed financing source (bonds, syndicated loan and loans with multilateral banking), availability shown in the international market as well as limitations of quota and time of multilateral banking. Anyway, financial conditions must be in line with debt profiles projected by the Ministry of Finance and Public Credit.

As to loans to be contracted with multilateral banking, it’s important to highlight that these ones represent a financial source of great utility for the Nation due to the added value being provided regarding technical assistance and better financial conditions compared to other sources. Earmarked funds under these loans are subject to the fulfillment of programs, reforms, sector or institutional improvements, with which not only the Nation funding requirements are met to pay debt service and other priority budgetary needs, but they improve economic, regulatory and investment conditions of the country through the agreed ways as well.

VI.	RECOMMENDATIONS

The Ministry of Finance and Public Credit and the National Planning Department recommend the CONPES to authorize the Nation to contract transactions related to public external credit transactions up to an amount of US $ 2.7 billion (US $ 1.550 billion in the international capital markets and US $ 1.150 billion in external loans through multilateral and commercial banking), in order to finance top priority budgetary appropriations for FY2005 and FY2006.